UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TASEKO MINES LIMITED
(Exact name of Registrant as specified in its charter)

British Columbia	1040	Not Applicable
(Province or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

	905 West Pender Street, Suite 300
	Vancouver, British Columbia
	Canada V6C 1L6
	778 373 4550
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
Suite 400, 2711 Centerville Road
Wilmington, Delaware, USA 19808
Telephone: (800) 927-9800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copy to:

Russell Hallbauer, President & CEO	Bernhard Zinkhofer
Taseko Mines Limited	Lang Michener LLP
Suite 300, 905 West Pender Street	1500 – 1055 West Georgia Street
Vancouver, British Columbia	Vancouver, British Columbia
Canada V6C 1L6	Canada V6E 4N7
(778) 373-4534	(604) 689-9111

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this Registration Statement becomes effective.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	at some future date (check appropriate box below)

	1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.	[ ]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3), (4)
Common Shares, no par value Warrants Subscription Receipts Units Debt Securities
Total	$291,990,000	-	$291,990,000	$20,818.89

(1)

Includes an indeterminate number of common shares, common share or debt securities purchase warrants, an indeterminate principal amount of debt securities, subscription receipts for any combination thereof or units of any combination thereof. This registration statement also covers (i) common shares or debt securities that may be issued upon exercise of warrants, (ii) common shares, warrants, units or debt securities that may be issued upon conversion of subscription receipts and (iii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. No separate consideration will be received for any securities issued upon conversion or exchange. In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event..

(2)

Represents the initial offering price of all securities sold up to an aggregate public offering price not to exceed $281,981,389 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.

(3)

Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.

(4)	Based on the SEC’s registration fee of $71.30 per $1,000,000 of securities registered.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

EXHIBITS

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

Item 2. Consent to Service of Process

SIGNATURES

AUTHORIZED REPRESENTATIVE

EXHIBIT INDEX

EX - 5.1

EX – 5.2

EX – 5.3

EX – 5.4

EX – 5.5

I-1

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities have been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada, except Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This preliminary short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in all the provinces of Canada, except Quebec, that permit certain information about these securities to be determined after the short form base shelf prospectus has become final and that permit the omission of that information from this prospectus. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities, except in cases where an exemption from such delivery requirements has been obtained.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any U.S. state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such U.S. state.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Taseko Mines Limited, #300, 905 West Pender Street, Vancouver, British Columbia, V6C 1L6 (Telephone (604) 684-6365) (Attn: the Secretary), and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	September 17, 2010

$300,000,000

Common Shares
Warrants
Subscription Receipts
Units
Debt Securities

     This short form base shelf prospectus (the “Prospectus”) relates to the offering for sale of common shares (the “Common Shares”), warrants (the “Warrants”), subscription receipts, debt securities, or any combination of such securities (the “Units”) (all of the foregoing, collectively, the “Securities”) by Taseko Mines Limited (the “Company” or “Taseko”) from time to time, during the 25-month period that the Prospectus, including any amendments hereto, remains effective, in one or more series or issuances, with a total offering price of the Securities in the aggregate, of up to $300,000,000. The Securities may be offered in amounts at prices to be determined based on market conditions at the time of the sale and set forth in an accompanying prospectus supplement.

- ii -

     The Company’s outstanding Common Shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the trading symbol “TKO” and on the NYSE Amex Equities Exchange (“Amex”) under the trading symbol “TGB”. The closing price of the Company’s Common Shares on the TSX and Amex on September 16, 2010, the last trading day before the date of the Prospectus, was $4.48 per Common Share and US$4.38 per Common Share, respectively. An investment in the Securities offered hereunder invokes a high degree of risk. The risk factors identified under the heading “Risk Factors” and elsewhere in the Prospectus should be carefully reviewed and evaluated by prospective subscribers before purchasing the Securities being offered hereunder. See “Risk Factors”.

     All information permitted under securities legislation to be omitted from the Prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers together with the Prospectus, except in cases where an exemption from such delivery requirements have been obtained. Each prospectus supplement will be incorporated by reference into the Prospectus for the purposes of securities legislation as of the date of the prospectus supplement and only for the purposes of the distribution of the securities to which the prospectus supplement pertains. Investors should read the Prospectus and any applicable prospectus supplement carefully before investing in the Company’s Securities.

     The specific terms of the Securities with respect to a particular offering will be set out in the applicable prospectus supplements and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms; (ii) in the case of Warrants, the offering price, the designation, number and terms of the Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of subscription receipts, the number of subscription receipts being offered, the offering price, the procedures for the exchange of the subscription receipts for Common Shares or Warrants, as the case may be, and any other specific terms; (iv) in the case of debt securities, the specific designation, aggregate principal amount, the currency or the currency unit for the debt securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the debt securities being offered; and (v) in the case of Units, the designation, number and terms of the Common Shares, Warrants, subscription receipts or debt securities comprising the Units. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the prospectus supplement describing the Securities.

     The Company’s Securities may be sold through underwriters or dealers or directly or through agents designated from time to time at amounts and prices and other terms determined by the Company. In connection with any underwritten offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities. Such transactions, if commenced, may discontinue at any time. See “Plan of Distribution”. A prospectus supplement will set out the names of any underwriters, dealers or agents involved in the sale of the Securities, the amounts, if any, to be purchased by underwriters, the plan of distribution for the Securities, including the net proceeds the Company expects to receive from the sale of the Securities, if any, the amounts and prices at which the Securities are sold and the compensation of such underwriters, dealers or agents.

     No underwriter has been involved in the preparation of the Prospectus or performed any review of the contents of the Prospectus.

     The Company is a foreign private issuer under United States securities laws and is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Prospectus in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from those of the United States. In particular, the Company has prepared its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and they are subject to Canadian auditing and auditor independence standards. Thus, they may not be comparable to the financial statements of U.S. companies (see the discussion under the heading, “Note to United States Readers Regarding Differences Between United States and Canadian Reporting Practices,” for more information). In addition, the disclosure in the Prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms and contains mineral resource estimates that comply with reporting standards in Canada that differ significantly from the requirements of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, the information contained in the Prospectus and the documents incorporated by reference herein describing the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws (see the discussion under the heading, “Cautionary Note to United States Investors Regarding Estimates of Reserves and Measured, Indicated and Inferred Resources,” for more information).

- iii -

     The Prospectus is part of a registration statement on Form F-10 relating to the Securities that the Company filed with the SEC. The Prospectus does not contain all of the information contained in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Investors should refer to the registration statement and the exhibits to the registration statement for further information with respect to the Company and the Securities.

     Investors should rely only on the information contained or incorporated by reference in the Prospectus and any applicable prospectus supplement. The Company has not authorized anyone to provide Investors with different or additional information. If anyone provides Investors with different or additional information, Investors should not rely on it. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Investors should assume that the information contained in the Prospectus and any applicable prospectus supplement is accurate only as of the date on the front of those documents and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of the Prospectus or any applicable prospectus supplement or of any sale of the Company’s securities. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.

     Market data and certain industry forecasts used in the Prospectus and any applicable prospectus supplement and the documents incorporated by reference in the Prospectus or any applicable prospectus supplement were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. The Company has not independently verified this information, and the Company does not make any representation as to the accuracy of this information.

     In the Prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts are in Canadian dollars.

     The head office of the Company is located at Suite 300 - 905 West Pender Street, Vancouver, British Columbia, V6C 1L6. The registered office of the Company is located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7.

NOTICE TO UNITED STATES INVESTORS

     This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

     Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and Canada. Although our Company intends to include in the applicable prospectus supplement a description of certain income tax consequences to an investor acquiring any securities offered thereunder, such consequences for investors who are resident in, or citizens of, the United States may not be described fully therein.

- iv -

     The enforcement by investors of civil liabilities under the federal securities laws of the United States may be affected adversely by the fact that our Company is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of our Company and said persons may be located outside the United States.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- v -

DOCUMENTS INCORPORATED BY REFERENCE

     Information has been incorporated by reference in the Prospectus from documents filed with the securities commissions of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island. Copies of the documents incorporated herein by reference may be obtained on request without charge from Taseko Mines Limited, #300, 905 West Pender Street, Vancouver, British Columbia, V6C 1L6 (Telephone (604) 684-6365) Attn: the Secretary, and are also available electronically at www.sedar.com. The Company’s filings through SEDAR are not incorporated by reference in the Prospectus except as specifically set out herein.

     The following documents filed with the securities commission or similar regulatory authority in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island, are specifically incorporated by reference into, and except where herein otherwise provided, form an integral part of, the Prospectus:

  annual information form dated March 31, 2010 for the fiscal year ended December 31, 2009 (the “Annual Information Form”);

  consolidated financial statements and the notes thereto for the fiscal periods ended December 31, 2009 and 2008 and September 30, 2007, together with the auditors’ report thereon and management’s discussion and analysis for the year ended December 31, 2009;

  unaudited interim consolidated financial statements and notes thereto for the three and six months ended June 30, 2010 and management’s discussion and analysis for the three and six months ended June 30, 2010;

  management information circular dated May 13, 2010 relating to the annual general meeting of shareholders held June 16, 2010;

  audited Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” for the year ended December 31, 2009, the fifteen months ended December 31, 2008, and the year ended September 30, 2007; and

  unaudited Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” as at June 30, 2010, and for the three and six months ended June 30, 2010.

     Material change reports (other than confidential reports), business acquisition reports, interim financial statements, all other documents of the type referred to above and any other document of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, filed by the Company with the securities commission or similar regulatory authority in the Provinces of British Columbia, Alberta, Manitoba, Ontario, Saskatchewan, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island after the date of the Prospectus and before completion or withdrawal of the offering, will also be deemed to be incorporated by reference into this prospectus.

     Any report filed by the Company with the SEC or Report of Foreign Private Issuer on Form 6-K furnished to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) after the date of the Prospectus until the termination of the distribution under the Prospectus shall be deemed to be incorporated by reference into the registration statement of which the Prospectus forms a part, if and to the extent expressly provided in such report.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

FORWARD LOOKING STATEMENTS

     The Prospectus, including the documents incorporated by reference, contain forward-looking statements and forward-looking information (collectively referred to as “forward-looking statements”) which may not be based on historical fact, including without limitation statements regarding the Company’s expectations in respect of future financial position, business strategy, future production, reserve potential, exploration drilling, exploitation activities, events or developments that the Company expects to take place in the future, projected costs and plans and objectives. Often, but not always, forward-looking statements can be identified by the use of the words “believes”, “may”, “plan”, “will”, “estimate”, “scheduled”, “continue”, “anticipates”, “intends”, “expects”, and similar expressions.

     Such statements reflect the Company’s current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among others:

  delays or inability to successfully complete the environmental assessment review process;

  the potential for increase in the cash cost of production;

  lack of mineral reserves at the Harmony Project and Aley Project;

  the estimates of mineral resources is a subjective process, the accuracy of which is a function of the quantity and quality of available data and the assumptions made and judgment used in the engineering and geological interpretation, which may prove to be unreliable, and may be subject to revision based on various factors;

  fluctuation of metal prices and currency rates;

  uncertain project realization values;

  current global economic conditions;

  changes in mining legislation adversely affecting our operations;

  inability to obtain adequate financing on acceptable terms;

  inability to obtain necessary exploration and mining permits and comply with all government requirements including environmental, health and safety laws;

  inability to attract and retain key personnel; and

  other risks detailed from time-to-time in the Company’s quarterly filings, annual information forms, annual reports and annual filings with securities regulators, and those risks which are discussed under the heading “Risk Factors”.

     Such information is included, among other places, in the Prospectus under the headings “The Company”, “Use of Proceeds”, “Risk Factors” and in the annual information form under the heading “Description of Business” and in the Management’s Discussion and Analysis for the year ended December 31, 2009, each of such documents being incorporated by reference in the Prospectus.

     These factors should be considered carefully and readers are cautioned not to place undue reliance on the forward-looking statements. Readers are cautioned that the foregoing list of risk factors is not exhaustive and it is recommended that prospective investors consult the more complete discussion of risks and uncertainties facing the Company included in the Prospectus. See “Risk Factors” for a more detailed discussion of these risks.

     Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on the information available to it on the date such statements were made, no assurances can be given as to future results, approvals or achievements. The forward-looking statements contained in the Prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. The Company disclaims any duty to update any of the forward-looking statements after the date of the Prospectus to conform such statements to actual results or to changes in the Company’s expectations except as otherwise required by applicable law.

INTERPRETATION, CURRENCY AND EXCHANGE RATES AND GENERAL INFORMATION

In the Prospectus:

g/t	means grams per tonne;
kV	means kilovolts;
lb	means pound;
NI 43-101	means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;
ton	means 2,000 pounds; and
tonne or t	means 1 metric tonne, equal to 1,000 kilograms, or 1.102 tons.

     Unless the context otherwise requires, references to the “Company” “we”, “our”, “us” or “Taseko” mean Taseko Mines Limited and the Company’s subsidiary, Gibraltar Mines Ltd.

     All currency amounts in the Prospectus are in Canadian dollars unless otherwise indicated. On September 16, 2010, CDN$1.00 was equivalent to US$0.9733 as reported by the Bank of Canada.

     Taseko uses the imperial measure of tons to describe its reserves and resources at the Gibraltar Mine, and uses metric tonnes to describe its reserves and resources at the Prosperity Project. The difference is due to the age of the projects, and since the Gibraltar Mine has been in production for many years, it has continued to use the imperial measure for consistency, whereas the Prosperity Project has adopted the metric standard used in Canada today.

     The address of the Company’s website is www.tasekomines.com. Information contained on the Company’s website is not part of the Prospectus or incorporated by reference herein. Prospective investors should rely only on the information contained or incorporated by reference in the Prospectus. The Company has not authorized any person to provide different information.

     The Securities being offered for sale under this prospectus may only be sold in those jurisdictions in which offers and sales of the Securities are permitted. The Prospectus is not an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction where it is unlawful to do so. The information contained in the Prospectus is accurate only as of the date of the Prospectus, regardless of the time of delivery of this prospectus or of any sale of the Securities.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING ESTIMATES OF RESERVES AND MEASURED, INDICATED AND INFERRED RESOURCES

     The disclosure in the Prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in the Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

     The Prospectus includes mineral reserve estimates that have been calculated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 (under the Exchange Act), as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this prospectus may not qualify as “reserves” under SEC standards.

     In addition, the Prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The Company advises prospective investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.

     Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Therefore, investors are also cautioned not to assume that all or any part of the inferred resources exist. In accordance with Canadian rules, estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies.

     It cannot be assumed that all or any part of “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” will ever be upgraded to a higher category. Investors are cautioned not to assume that any part of the reported “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” in the Prospectus is economically or legally mineable.

     For the above reasons, information contained in the Prospectus and the documents incorporated by reference herein containing descriptions of the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

NOTE TO UNITED STATES READERS REGARDING DIFFERENCES BETWEEN UNITED STATES AND CANADIAN REPORTING PRACTICES

     Taseko prepares its financial statements in accordance with Canadian GAAP, which differ from U.S. generally accepted accounting principles (“U.S. GAAP”). Therefore, the Company’s financial statements incorporated by reference in the Prospectus, and in the documents incorporated by reference in this Prospectus, may not be comparable to financial statements prepared in accordance with U.S. GAAP. Prospective investors should refer to:

  the audited Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” for the year ended December 31, 2009, the fifteen months ended December 31, 2008, and the year ended September 30, 2007 (as furnished to the SEC on Form 6-K on September 17, 2010); and

  the unaudited Supplementary Note entitled “Reconciliation with United States Generally Accepted Accounting Principles” as at June 30, 2010, and for the three and six months ended June 30, 2010 (as furnished to the SEC on Form 6-K on September 17, 2010), for a discussion of the principal differences between the Company’s financial results determined under Canadian GAAP and under U.S. GAAP. The Supplementary Notes should be read in conjunction with, respectively, the Company’s audited consolidated financial statements as at December 31, 2009 and 2008 and September 30, 2007, and the Company’s unaudited interim consolidated financial statements for the three and six months ended June 30, 2010. See “Documents Incorporated by Reference”.

ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), relating to the offering of the Securities. The Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in the Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational reporting requirements of the Exchange Act as the Common Shares are registered under Section 12(b) of the Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada (the “MJDS”), the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements which are different from United States disclosure requirements.

     As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements in connection with meetings of its shareholders. In addition, the officers, directors and principal shareholders of the Company are exempt from the reporting and short-swing profit recovery rules contained in Section 16 of the Exchange Act.

     The Company files annual reports on Form 40-F with the SEC under the MJDS, which annual reports include:

  the Annual Information Form;

  the management’s discussion and analysis of financial condition and results of operations;

  the consolidated audited financial statements, which are prepared in accordance with Canadian GAAP and reconciled to U.S. GAAP; and

  other information specified by the Form 40-F.

     As a foreign private issuer, the Company is required to furnish the following types of information to the SEC under cover of Form 6-K:

  material information that the Company otherwise makes publicly available in reports that the Company files with securities regulatory authorities in Canada;

  material information that the Company files with, and which is made public by, the TSX; and

  material information that the Company distributes to its shareholders in Canada.

This additional information filed under cover of Form 6-K includes:

  press releases;

  material change reports;

  technical reports on the Company’s properties prepared in accordance with NI 43-101; and

  materials prepared in connection with meetings of the Company’s shareholders, including notices of meetings and information circulars.

     Investors may read and copy any document that the Company has filed with or furnished to the SEC at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system (“EDGAR”) at www.sec.gov. Investors may read and download any public document that the Company has filed with the securities commissions or similar regulatory authorities in Canada at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES BY U.S. INVESTORS

     The Company is a corporation existing under the Business Corporations Act (British Columbia). All but one of the Company’s directors, all of its officers, and all of the experts named in the Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and all of the Company’s assets, are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of the Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of the Securities who reside in the United States to realize upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

     The Company has been advised by its Canadian counsel, Lang Michener LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Lang Michener LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

     The Company filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Corporation Services Company as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of, related to, or concerning the offering of the Securities under the Prospectus.

THE COMPANY

Overview

     Taseko was incorporated on April 15, 1966 under the laws of the Province of British Columbia. Taseko’s registered office is located at Suite 1500-1055 West Georgia, Vancouver, British Columbia, V6E 4N7, and its operational head office is located at Suite 300, 905 West Pender Street, Vancouver, British Columbia, V6C 1L6.

     Taseko has one material active wholly owned subsidiary, Gibraltar Mines Ltd. (“Gibraltar”), and other inactive or non-material subsidiaries described in the Annual Information Form. Taseko owns 100% of the common shares of Gibraltar but none of Gibraltar’s issued preferred shares.

     On March 31, 2010, the Company sold a 25% joint venture interest in the Gibraltar mine, a copper and molybdenum mine (the “Gibraltar Mine”), to Cariboo Copper Corp. (“Cariboo”) for $187.0 million. Cariboo is a consortium that consists of Sojitz Corporation (50%), Dowa Corporation (25%) and Furakawa Corporation (25%). The Company retains a 75% interest in the Gibraltar joint venture and is the operator of the Gibraltar Mine.

     The Gibraltar Mine restarted operations in October 2004 after being on standby for several years. Taseko also owns the Prosperity gold-copper project (the “Prosperity Project”) which is at the post-feasibility stage with an environmental assessment underway. In addition, Taseko has non-material properties including the Harmony gold project (the “Harmony Project”) which is at the late exploration stage but is currently inactive, and the Aley niobium property (the “Aley Project”), where Taseko carried out an initial exploration program, and which is also inactive. All of these projects are located in British Columbia, Canada.

Gibraltar Mine

     Unless stated otherwise, information of a technical or scientific nature related to the Gibraltar Mine contained in the Prospectus (including documents incorporated by reference herein) is summarized or extracted from a technical report entitled “Technical Report on the 105 Million Ton Increase in Mineral Reserves at the Gibraltar Mine” dated January 23, 2009 (the “Gibraltar Technical Report”), prepared by Scott Jones, P. Eng., filed on Taseko’s profile on SEDAR at www.sedar.com and updated with 2009 production results. Mr. Jones is not independent of Taseko by virtue of being employed by the Company as Vice-President, Engineering.

     The Gibraltar Mine is located near the City of Williams Lake in south-central British Columbia. As at December 31, 2009, the Gibraltar Mine had proven and probable mineral reserves of 459.9 million tons grading 0.315% copper and 0.008% molybdenum (see Table 1).

     The Gibraltar Mine obtained government permitting and re-started the operation in early October 2004 following several years on care and maintenance as a result of low metal prices. Commercial production started on January 1, 2005 and has continued to the present. Total production in the three years leading up to December 31, 2009 was 33.7 million tons milled, producing 188.4 million lb. of copper in concentrate and cathode, and 1.9 million lb. of molybdenum. Construction of the Phase 1 mill expansion was completed in February 2008. The ramp up to the rated processing capacity of 46,000 tons per day (“tpd”) has been ongoing since the completion of construction. The construction schedule of a Phase 2 expansion program, designed to increase the concentrator capacity from 46,000 tpd to 55,000 tpd, was modified as a result of management’s review of capital spending in the face of the global credit market crisis in late 2008. The regrind and cleaner flotation circuits were completed in the summer of 2009 as they provide very robust payback by enhancing both copper and molybdenum recoveries. Ramp up to 55,000 tpd will occur during 2010 and 2011 following completion of the remainder of the Phase 2 program, and installation of the in-pit crusher and conveyor, and the SAG mill direct feed system.

     One hundred seventy-three new diamond drill holes were completed between July 2007 and September 2008, of which 115 holes were included in the Gibraltar Extension geological model, and allowed for expansion and update of the reserves at the Gibraltar Mine. The Gibraltar Extension is a body of mineralization on the Gibraltar Mine property which has shape and structure that are significantly different from other deposits that occur on the property. Drilling up until the 2008 program had provided details of the northwest and southeast portions of the Gibraltar deposit but the central zone was under-drilled and poorly defined. The 2008 program objective was to test the continuity of mineralization between the two ends and increase drillhole density along the Gibraltar deposit to upgrade the resource model blocks from inferred to measured and indicated category so that proven and probable reserves could be estimated.

     The reserve estimates for the Gibraltar Extension deposit used long term metal prices of US$1.75/lb for copper and US$10.00/lb for molybdenum and a foreign exchange rate of Cdn$0.82 per US dollar. The balance of the reserves used September 2007 NI 43-101 estimates reduced by actual 2008 and 2009 mining with long term metal prices of US$1.50/lb for copper, US$10/lb for molybdenum and a foreign exchange rate of $0.80 per US dollar.

     The proven and probable reserves as of December 31, 2009 are tabulated in Table 1 below and are NI 43-101 and SEC Guide 7 compliant.

Table 1: Gibraltar Mineral Reserves at 0.20% Copper Cut-off

Pit	Category	Tons (millions)	Cu (%)	Mo (%)
Connector	Proven Probable	40.4 14.8	0.296 0.271	0.010 0.009
	Subtotal	55.2	0.289	0.010
Gibraltar East	Proven Probable	66.8 33.3	0.286 0.285	0.008 0.013
	Subtotal	100.1	0.286	0.010
Granite	Proven Probable	178.3 21.6	0.325 0.319	0.009 0.009
	Subtotal	199.9	0.324	0.009
Gibraltar Extension	Proven Probable	75.4 29.3	0.352 0.304	0.002 0.002
	Subtotal	104.7	0.339	0.002
Total		459.9	0.315	0.008

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources

This section uses the terms ‘measured resources’ and ‘indicated resources’. The Company advises investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

The mineral reserves stated above are contained within the mineral resources shown in Table 2 below:

Table 2
Gibraltar Mine Mineral Resources
at 0.20% Copper Cut-off

Category	Tons (millions)	Cu (%)	Mo %)
Measured	597.7	0.302	0.008
Indicated	361.0	0.290	0.008
Total	958.7	0.298	0.008

Prosperity Project

Cautionary Note to Investors Concerning Reserve Estimates

The following mineral reserves have been estimated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 under the Exchange Act, as interpreted by Staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this prospectus or in documents incorporated herein by reference may not qualify as “reserves” under SEC standards. In addition, disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report reserves in ounces, and requires reporting of mineralization that does not qualify as reserves as in place tonnage and grade without reference to unit measures.

     Unless stated otherwise, information of a technical or scientific nature related to the Prosperity Project contained in the Prospectus (including documents incorporated by reference herein) is summarized or extracted from a technical report entitled “Technical Report, on the 344 million tonne increase in mineral reserves at the Prosperity Gold – Copper Project” dated December 17, 2009 (the “Prosperity Technical Report”), prepared by Scott Jones, P. Eng., filed on Taseko’s profile on SEDAR at www.sedar.com. Mr. Jones is not independent of Taseko by virtue of being employed by the Company as Vice-President, Engineering.

     On May 12, 2010, the Company entered into a gold stream transaction with Franco-Nevada Corporation (“Franco-Nevada”) pursuant to which Franco-Nevada will provide US$350.0 million for the Prosperity Project along with warrants to purchase 2 million common shares of Franco-Nevada at an exercise price of $75.00 per share until June 16, 2017 in exchange for a 22% interest in the future gold production for the life of the mine. The investment by Franco-Nevada is subject to certain conditions precedent, including full financing and permitting of the Prosperity Project. The US$350.0 million will be amortized over gold deliveries under the agreement and, in addition, the Company will be paid the lower of US$400 per ounce and market price for the gold, which is subject to inflation adjustments going forward.

     The Prosperity Project is located 125 km southwest of the City of Williams Lake in the Cariboo-Chilcotin region of British Columbia. The following are the highlights of the Prosperity Project:

  Located near existing infrastructure in south-central British Columbia;

  Pre-tax return on investment of 10% with an eight year payback from start of production;

  33 year mine life at a milling rate of 70,000 tonnes/day;

  Life of mine waste-to-ore strip ratio of 1.5;

  Total pre-production capital cost of $814 million;

  Site operating cost of $7.51 per tonne milled over the life of mine; and

  Total operating costs net of by product credits of US$0.59/lb Cu.

     In 2009, Taseko updated the mineral reserve estimate from a 2007 feasibility study on the Prosperity Project by assuming different long term metal prices of $1.65/lb Cu and $650/oz Au. The resulting mineral reserves are shown in Table 3.

Table 3
Prosperity Mineral Reserves
at $5.50 NSR/t Pit-Rim Cut-off

Category	Tonnes (millions)	Gold (g/t)	Copper (%)	Recoverable Gold Ounces (millions)	Recoverable Copper Pounds (billions)
Proven Probable	481 350	0.46 0.35	0.26 0.18	5.0 2.7	2.4 1.2
Total	831	0.41	0.23	7.7	3.6

Recoverable gold and copper calculated using recoveries of 69% and 87%, respectively.

Cautionary Note to Investors Concerning Estimates of Measured and Indicated Resources
This section uses the terms ‘measured resources’ and ‘indicated resources’. The Company advises investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC defined reserves.

     The Proven and Probable Reserves on the Prosperity Project are included in the Measured and Indicated Mineral Resources disclosed in Table 4 below. The Mineral Resources are as outlined by drilling to date, and estimated at a 0.14% copper cut-off.

Table 4
Prosperity Mineral Resources
at 0.14% Copper Cut-Off

Category	Tonnes (millions)	Gold (g/t)	Copper (%)
Measured	547.1	0.46	0.27
Indicated	463.4	0.34	0.21
Total	1,010.5	0.41	0.24

     Taseko carried out ongoing and systematic exploration programs on the Prosperity Project from 1991 to 1999, drilling 156,339 m in 470 holes and outlining a large porphyry gold-copper deposit. Taseko re-initiated work on the Prosperity Project in late 2005, and a mill redesign and project cost review was completed in 2006.

     Based on ongoing feasibility work through 2007, the following development and production scenario is envisaged. Activities during a pre-production period of two years would include construction of the electricity transmission line; upgrading and extension of current road access and mine site clearing; site infrastructure, processing, and tailings starter dam construction; removal and storage of overburden; and pre-production waste development.

     The mine plan utilizes a large-scale conventional truck and shovel open pit mining and milling operation. Following a one and a half year pre-strip period, total material moved over years one through 31 averages 170,000 tonnes/day at a strip ratio of 1.5:1. A declining net smelter return cut-off is applied to the mill feed, which defers lower grade ore for later processing. The lower grade ore is recovered from stockpile for the final years of the mine plan.

     The Prosperity Project processing plant has been designed with a nominal capacity of 70,000 tonnes/day. Expected life-of-mine metallurgical recovery is 87% for copper and 69% for gold, with annual production averaging 110 million pounds copper and 234,000 ounces gold over the 33 year mine life.

     The copper-gold concentrate will be hauled with highway trucks to an expanded load-out facility at Gibraltar’s existing facility near Macalister for rail transport to various points of sale, but mostly through the Port of Vancouver for shipment to smelters and refineries around the world.

     Power will be supplied via a new 124 km long, 230 kV transmission line from Dog Creek on the BC Hydro grid. Infrastructure would also include the upgrade of sections of the existing road to the site, construction of a short spur to the minesite, an on-site camp, equipment maintenance shop, administration office, concentrator facility, warehouse, and explosives facilities. Based on the Prosperity Technical Report, the Prosperity Project would employ up to 460 permanent and 60 contractor personnel.

Recent Developments

     Environmental Review Process

     The Prosperity Project received approval under the Environmental Assessment Act (British Columbia) on January 14, 2010. Detailed permitting for activities under Provincial jurisdiction, such as the Mines Act Permit, is underway.

     The Federal Panel process, in which public hearings were conducted by a three-person Panel operating under defined Terms of Reference, concluded on May 3, 2010. The Federal Panel submitted its findings to the Federal Minister of Environment on July 2, 2010. The panel findings were essentially the same as the conclusions reached in the Provincial Environmental Assessment, but the panel was not mandated to assess economic and social value generated by the Prosperity Project. The Canadian Federal Cabinet is expected to make a decision in September or October 2010. The issue for the Federal Cabinet is whether the adverse environmental effects of the Prosperity Project as found by the Federal Panel can be justified in the circumstances. This is basically the same justification analysis that the Province of British Columbia was required to undertake, and the Province’s conclusion was that the benefits from the Prosperity Project justified the limited adverse environmental effects. Taseko believes that the significant economic benefits that will flow to the region, the Province of British Columbia and the federal government as a result of the Prosperity Project will be given prominence in the deliberations of the Federal Cabinet.

USE OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement, Taseko currently intends to use the net proceeds from the sale of the Securities for working capital and general corporate purposes, including, but not limited to providing additional funding necessary to finance the Prosperity Project.

     More detailed information regarding the use of proceeds from the sale of the Securities will be described in any applicable prospectus supplement. Pending the application of the net proceeds, Taseko intends to invest the net proceeds in investment-grade, interest-bearing securities, the primary objectives of which are liquidity and capital preservation.

CONSOLIDATED CAPITALIZATION

     The authorized share capital of the Company consists of an unlimited number of common shares without par value, of which 186,789,853 were issued and outstanding as at September 16, 2010. Since June 30, 2010, the date of the Company’s most recently filed financial statements, there have been no material changes in the Company’s consolidated share capital.

PRIOR SALES

     For the 12-month period before the date of this prospectus, the Company issued the following common shares and securities convertible into common shares:

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
September 16, 2009	13,000 Common Shares	$1.00
September 22, 2009	50,000 Common Shares	$1.00
October 5, 2009	5,000 Common Shares	$1.00
October 13, 2009	2,000 Common Shares	$1.00
October 15, 2009	15,250 Common Shares	$1.00
November 24, 2009	5,000 Common Shares	$2.07
December 2, 2009	46,200 Common Shares	$1.00
December 2, 2009	50,000 Common Shares	$2.07
December 2, 2009	150,000 Options	$4.14
December 3, 2009	62,500 Common Shares	$1.00
December 7, 2009	500 Common Shares	$1.00
December 10, 2009	61,000 Common Shares	$1.00
December 11, 2009	8,000 Common Shares	$1.00
December 14, 2009	35,000 Common Shares	$1.00
December 15, 2009	18,800 Common Shares	$1.00
December 16, 2009	20,500 Common Shares	$1.00
December 16, 2009	50,000 Common Shares	$2.18
December 16, 2009	33,000 Common Shares	$1.15
December 16, 2009	11,000 Common Shares	$3.07
December 22, 2009	6,000 Common Shares	$1.00
December 22, 2009	50,000 Common Shares	$2.18
December 22, 2009	33,333 Common Shares	$1.15
December 22, 2009	33,666 Common Shares	$1.17
December 24, 2009	7,000 Common Shares	$1.90
January 4, 2010	12,000 Common Shares	$1.00
January 5, 2010	11,000 Common Shares	$1.00
January 5, 2010	1,925,000 Options	$4.46
January 6, 2010	125,000 Common Shares	$4.02 (deemed)
January 6, 2010	10,000 Common Shares	$1.00

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
January 7, 2010	14,000 Common Shares	$1.00
January 8, 2010	65,000 Common Shares	$1.15
January 11, 2010	7,500 Common Shares	$1.00
January 12, 2010	33,333 Common Shares	$1.15
January 12, 2010	5,000 Common Shares	$1.00
January 14, 2010	5,000 Common Shares	$1.00
January 15, 2010	17,000 Common Shares	$1.00
January 15, 2010	1,193,500 Options	$4.77
January 18, 2010	21,000 Common Shares	$1.00
January 19, 2010	274,400 Common Shares	$1.15
January 20, 2010	20,000 Common Shares	$2.07
January 20, 2010	50,000 Common Shares	$1.00
January 20, 2010	35,600 Common Shares	$1.15
January 21, 2010	2,500 Common Shares	$1.00
January 25, 2010	20,000 Common Shares	$1.00
January 26, 2010	25,000 Common Shares	$3.07
January 26, 2010	9,500 Common Shares	$1.00
January 28, 2010	300,000 Common Shares	$1.15
January 29, 2010	210,000 Options	$5.00
February 2, 2010	10,000 Common Shares	$3.07
February 2, 2010	8,500 Common Shares	$1.00
February 5, 2010	230,000 Common Shares	$1.15
February 5, 2010	2,500 Common Shares	$1.00
February 11, 2010	19,000 Common Shares	$1.00
February 14, 2010	24,000 Common Shares	$1.00
February 16, 2010	120,000 Options	$4.59
February 22, 2010	65,000 Common Shares	$1.15
March 2, 2010	133,334 Common Shares	$1.15
March 2, 2010	5,000 Common Shares	$1.00
March 19, 2010	30,000 Common Shares	$4.03
March 24, 2010	1,556,355 Common Shares	$5.02
March 24, 2010	5,000 Common Shares	$1.00
April 1, 2010	21,000 Common Shares	$4.50
April 6, 2010	53,000 Common Shares	$1.00

	Aggregate Number and Type of
Date of Issuance	Securities Issued	Price per Security
April 9, 2010	31,000 Common Shares	$1.00
April 9, 2010	7,000 Common Shares	$2.18
April 12, 2010	1,500 Common Shares	$1.00
April 14, 2010	11,500 Common Shares	$1.00
April 14, 2010	10,000 Common Shares	$4.50
April 15, 2010	3,000 Common Shares	$1.00
April 19, 2010	30,000 Common Shares	$4.03
April 20, 2010	21,000 Common Shares	$4.50
April 20, 2010	30,000 Common Shares	$1.00
April 27, 2010	2,000 Common Shares	$1.00
May 4, 2010	33,667 Common Shares	$1.71
May 13, 2010	7,000 Common Shares	$1.00
May 18, 2010	90,000 Common Shares	$1.15
May 26, 2010	10,000 Common Shares	$1.15
June 16, 2010	50,000 Common Shares	$1.00
June 21, 2010	1,500 Common Shares	$1.00
June 25, 2010	17,000 Common Shares	$1.71
June 25, 2010	25,000 Common Shares	$2.18
June 29, 2010	6,500 Common Shares	$1.00
June 29, 2010	4,000 Common Shares	$4.77
June 30, 2010	22,000 Common Shares	$1.00
July 2, 2010	50,000 Common Shares	$1.00
July 7, 2010	5,000 Common Shares	$1.00
July 8, 2010	3,000 Common Shares	$1.00
August 16, 2010	4,000 Common Shares	$1.00
August 17, 2010	2,000 Common Shares	$1.00
August 17, 2010	10,000 Common Shares	$4.25
August 31, 2010	4,000 Common Shares	$1.00
September 13, 2010	4,000 Common Shares	$1.00

TRADING PRICE AND VOLUME

     The Company’s common shares are listed on the TSX and Amex under the trading symbol “TKO” and “TGB”, respectively. The following tables set forth information relating to the trading of the common shares on the TSX and Amex for the months indicated.

	TSX Price Range
Month	High	Low	Total Volume
September 2009	3.02	2.52	8,694,300
October 2009	3.35	2.62	16,444,200
November 2009	3.74	2.80	19,724,700
December 2009	4.74	3.56	34,529,100
January 2010	5.84	4.28	34,656,800
February 2010	5.03	4.16	21,705,100
March 2010	5.36	4.74	17,347,300
April 2010	6.19	5.33	19,376,400
May 2010	6.17	4.67	26,141,300
June 2010	5.54	4.50	10,901,800
July 2010	4.49	3.27	19,507,300
August 2010	4.85	4.07	10,408,800
September 1 - 16, 2010	4.98	4.44	8,300,559

	Amex Price Range (in US$)
Month	High	Low	Total Volume
September 2009	2.85	2.27	36,075,700
October 2009	3.20	2.40	42,813,100
November 2009	3.54	2.57	59,068,600
December 2009	4.45	3.40	69,406,300
January 2010	5.65	4.10	76,051,500
February 2010	4.74	3.87	51,641,200
March 2010	5.25	4.59	38,840,700
April 2010	6.21	5.25	44,072,500
May 2010	6.05	4.35	71,796,000
June 2010	5.28	4.22	38,526,300
July 2010	4.36	3.31	46,334,200
August 2010	4.71	3.90	31,060,800
September 1 - 16, 2010	4.79	4.28	19,012,259

PLAN OF DISTRIBUTION

     The Company may sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents. The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers and as set forth in an accompanying prospectus supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

     If so indicated in the applicable prospectus supplement, the Company may authorize dealers or other persons acting as the Company’s agents to solicit offers by certain institutions to purchase the Securities directly from the Company pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

     This prospectus qualifies Securities. The specific terms of any offering of Securities will be described in the applicable prospectus supplement. The prospectus supplement relating to any offering of Securities will set forth the terms of the offering of the Securities, including, to the extent applicable, the initial offering price, the proceeds to the Company, the underwriting discounts or commissions, the currency in which the Securities may be issued and any other discounts or concessions to be allowed or reallowed to dealers. Any underwriters involved with respect to any offering of Securities sold to or through underwriters will be named in the prospectus supplement relating to such offering.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

     The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Company and to attend and vote thereat, except those meetings at which only the holders shares of another class or of a particular series are entitled to vote. Each Common Share entitles its holder to one vote. Subject to the rights of the holders of preferred shares, the holders of Common Shares are entitled to receive on a pro-rata basis such dividends as the board of directors may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of our assets, such holders are entitled to receive on a pro-rata basis all of assets of the Company remaining after payment of all of liabilities, subject to the rights of holders of preferred shares. The Company’s common shares carry no pre-emptive or conversion rights.

Warrants

     This section describes the general terms that will apply to any Warrants for the purchase of Common Shares. The Company will not offer Warrants for sale unless the applicable prospectus supplement containing the specific terms of the Warrants to be offered separately is first approved, in accordance with applicable laws, for filing by the securities commissions or similar regulatory authorities in each of the jurisdictions where the Warrants will be offered for.

     Subject to the foregoing, the Company may issue Warrants independently or together with other securities, and Warrants sold with other securities may be attached to or separate from the other securities. Warrants may be issued directly by us to the purchasers thereof or under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.

     This summary of some of the provisions of the Warrants is not complete. The statements made in the Prospectus relating to any warrant agreement and Warrants to be issued under the Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. Investors should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering of Warrants will be filed by Taseko with the applicable securities regulatory authorities in Canada following its execution.

     The particular terms of each issue of Warrants will be described in the applicable prospectus supplement. This description will include, where applicable:

  the designation and aggregate number of Warrants;

  the price at which the Warrants will be offered;

  the currency or currencies in which the Warrants will be offered;

  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

  the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each security;

  the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

  material Canadian federal income tax consequences of owning the Warrants; and

  any other material terms or conditions of the Warrants.

Subscription Receipts

     This section describes the general terms that will apply to any subscription receipts that may be offered by the Company pursuant to the Prospectus. Subscription receipts may be offered separately or together with Common Shares or Warrants, as the case may be. The subscription receipts will be issued under a subscription receipt agreement.

     The applicable prospectus supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. A copy of the subscription receipt agreement relating to an offering of subscription receipts will be filed by the Company with the applicable securities regulatory authorities after it has been entered into by the Company. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable prospectus supplement. This description will include, where applicable:

  the number of subscription receipts;

  the price at which the subscription receipts will be offered;

  the procedures for the exchange of the subscription receipts into Common Shares or Warrants;

  the number of Common Shares or Warrants that may be exchanged upon exercise of each subscription receipt;

  the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

  terms applicable to the gross or net proceeds from the sale of the subscription receipts plus any interest earned thereon;

  material Canadian income tax consequences of owning the subscription receipts; and

  any other material terms and conditions of the subscription receipts.

Description of Debt Securities

     The Company may issue debt securities, including convertible debt securities, from time to time in one or more series. Debt securities that are publicly offered may be governed by a document called an ‘indenture” (a “Trust Indenture”). An indenture is a contract between a financial institution (the “Trustee”), acting on behalf of the holder of debt securities as trustee of the debt securities offered, and the Company. The Trustee has two main roles. First, subject to some limitations on the extent to which the Trustee can act on behalf of the holder of debt securities, the Trustee can enforce such holder’s rights against the Company if the Company defaults on its obligations under the Indenture. Second, the Trustee performs certain administrative duties for the Company.

     The specific terms relating to any of the debt securities that are offered will be described in a prospectus supplement. Investors should read the applicable prospectus supplement for the terms of the debt securities offered. The terms of the debt securities described in the applicable prospectus supplement will be set forth in the Indenture, if any, or in one or more resolutions of the board of directors of the Company, or pursuant to authority granted by one or more resolutions of the board of directors, or established pursuant to one or more supplemental indentures and may include the provisions described below, as applicable to the series of debt securities offered thereby.

     The Company may issue debt securities from time to time in separate series. The Company may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this short form base shelf prospectus. The prospectus supplement for any series of debt securities offered will describe the specific terms of the debt securities and may include, but is not limited to, any of the following:

(a)	the designation, aggregate principal amount and authorized denominations of such debt securities;

(b)	any limit upon the aggregate principal amount of such debt securities;

(c)

the currency or currency units for which such debt securities may be purchased and the currency or currency units in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(d)	the issue price (at par, at a discount or at a premium) of such debt securities;

(e)	the date or dates on which such debt securities will be issued and delivered;

(f)	the date or dates on which such debt securities will mature, including any provision for the extension of a maturity date, or the method of determination of such date(s);

(g)	the rate or rates per annum (either fixed or floating) at which such debt securities will bear interest (if any) and, if floating, the method of determination of such rate;

(h)

the date or dates from which any such interest will accrue and on which such interest will be payable and the record date or dates for the payment of such interest, or the method of determination of such date(s);

(i)	if applicable, the provisions for subordination of such debt securities to other indebtedness of the Company;

(j)	the Trustee under the Indenture pursuant to which such debt securities are to be issued;

(k)	any redemption term or terms under which such debt securities may be defeased whether at or prior to maturity;

(l)	any repayment or sinking fund provisions;

(m)	any events of default applicable to such debt securities;

(n)	whether such debt securities are to be issued in registered form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;

(o)	any exchange or conversion terms and any provisions for the adjustment thereof;

(p)

if applicable, the ability of the Company to satisfy all or a portion of any redemption of such debt securities, any payment of any interest on such debt securities or any repayment of the principal owing upon the maturity of such debt securities through the issuance of securities of the Company or of any other entity, and any restriction(s) on the persons to whom such securities may be issued;

(q)	the provisions applicable to the modification of the terms of the Indenture; and

(r)	any other specific terms or covenants applicable to such debt securities.

     Unless stated otherwise in the applicable prospectus supplement, no holder will have the right to require the Company to repurchase the debt securities and there will be no increase in the interest rate if the Company becomes involved in a highly-leveraged transaction or there is a change of control in the Company.

     The Company may issue debt securities bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and offer and sell these securities at a discount below their stated principal amount. The Company may also sell any of the debt securities for a foreign currency or currency unit, and payments on the debt securities may be payable in a foreign currency or currency unit. In any of these cases, the Company will describe any Canadian federal income tax consequences and other special considerations in the applicable prospectus supplement.

     The Company may issue debt securities with terms different from those of debt securities previously issued and, without the consent of the holders thereof, the Company may reopen a previous issue of a series of debt securities and issue additional debt securities of such series (unless the reopening was restricted when such series was created).

Units

     The Company may issue Units comprised of one or more of the other Securities described in the Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each of the Securities included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

     The particular terms and provisions of Units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the prospectus supplement filed in respect of such Units.

RISK FACTORS

     An investment in the Company’s common shares is highly speculative and subject to a number of risks. A prospective purchaser of the Securities should carefully consider the information described in the Prospectus as well as the risk factors set out in the Annual Information Form incorporated herein by reference. In addition to those risks, a prospective purchaser of the Securities should also carefully consider the following risk factors.

Volatility in Metals Prices

     The profitability of the Gibraltar Mine and the financial results, exploration, development and mining activities on the Company’s other properties are directly related and sensitive to the market price of copper, gold, molybdenum and other metals. Metal prices fluctuate widely and are affected by numerous factors beyond the Company’s control, including global supply and demand, expectations with respect to the rate of inflation, the exchange rates of the United States dollar to other currencies, interest rates, forward selling by producers, production and cost levels in major producing regions, global or regional political, economic or financial situations and a number of other factors such as the sale or purchase of commodities by various commodity traders, production costs of major mineral producing countries and the cost of substitutes.

Financing

     The Company has been successful at financing its projects and operations over the years. However, the Company’s ability to continue its exploration, assessment, development and operational activities will depend on the resource industry generally, which is cyclical in nature, and which may, in turn, affect the Company’s ability to attract financing, including joint venture financing, debt or bank financing, equity financing or production financing arrangements. Failure to obtain, or difficulty or delay in obtaining, requisite financing could result in delay of certain projects or postponement of further exploration, assessment or development of certain properties or projects. Financing through the issuance of equity will result in dilution of existing shareholders.

Taseko’s Prosperity Project Risks

     On January 14, 2010, Taseko received approval under the Environmental Assessment Act (British Columbia) for the Prosperity Project from the British Columbia Ministry of Environment and the Mines Act permit. The Federal Review Panel submitted its report to Canada’s Minister of the Environment on July 2, 2010. The Company expects the Federal Cabinet will make a decision on the Prosperity Project in September or October 2010. Failure to obtain such approvals and permits in a timely manner or at all will delay or even lead to abandonment of the Prosperity Project, which would likely negatively affect the Company’s share price.

     Furthermore, the feasibility assumes specified, long-term price levels for gold and copper. The prices of these metals have historically been volatile, and the Company has no control of or influence on its price, which is determined in international markets. There can be no assurance that the price of gold or copper will remain at current levels or that it will not decline below the prices assumed in the feasibility study.

     The Prosperity Project will require substantial financing, including a possible combination of debt and equity financing. There can be no assurance that debt and/or equity financing will be available on acceptable terms. Other general risks include those typical of very large construction projects, including the general uncertainties inherent in engineering and construction costs, the need to comply with generally increasing environmental regulation, and accommodation of local and community concerns. The economics of the feasibility study are sensitive to the US Dollar and Canadian Dollar exchange rate, and this rate has been subject to large fluctuations in the last several years.

Increased Costs Could Affect Profitability

     The cash cost of production is frequently subject to great variation from one year to the next due to a number of factors, such as changing strip ratios, ore grade, metallurgy, cost of supplies and services (for example, electricity and fuel) and the exchange rate in the case of supplies and services denominated in foreign currencies. If these costs used in connection with the Company’s operations were to increase significantly, and remain at such levels for a substantial period, the Company’s cash flows from operations may be negatively affected. The Company prepares estimates of future production and unit cash costs of production annually. No assurance can be given that such estimates will be achieved. Failure to achieve production or cost estimates or material increases in operating or capital costs could have an adverse impact on the Company’s future cash flows, profitability, results of operations and financial condition.

Taseko’s Harmony Project and Aley Project Contain No Known Reserves of Ore

     Although there are known bodies of mineralization on the Harmony and Aley Projects, there are currently no known reserves or body of commercially viable ore, and additional work is required before Taseko can ascertain if any mineralization may be economic. Exploration for minerals is a speculative venture necessarily involving substantial risk. If the expenditures Taseko makes on these properties do not result in discoveries of commercial quantities of ore, the exploration and acquisition expenditures will be written off and the value of Taseko stock could be negatively impacted. Under SEC reserve recognition rules, the Prosperity Project does not contain any reserves.

Exchange Rate Risk

     The Company is subject to currency exchange rate risk because prices of copper and molybdenum are denominated in United States dollars and, accordingly, the Company’s revenues will be received in United States dollars. The Company’s expenses are almost entirely denominated in Canadian dollars. The Company currently does not engage in foreign exchange hedging. Any strengthening in the Canadian dollar will negatively impact the profitability of the Company’s mining operations.

Uncertain Project Realization Values

     The Company annually undertakes a detailed review of the life-of-mine plans for its operating properties and an evaluation of the Company’s portfolio of development projects, exploration projects and other assets. The recoverability of the Company’s carrying values of its operating and development properties are assessed by comparing carrying values to estimated future net cash flows from each property.

     Factors which may affect carrying values include, but are not limited to: copper, molybdenum and gold prices; capital cost estimates; mining, processing and other operating costs; grade and metallurgical characteristics of ore; and mine design and timing of production. In the event of a prolonged period of depressed copper, gold or molybdenum prices, the Company may be required to take additional material write-downs of its operating and development properties.

The Effects of the Company’s Commodity Hedging Program to Mitigate the Impact of Copper Price Volatility are Uncertain and may Limit the Price that the Company may Realize on Copper Sales.

     The Company has an ongoing hedging program. However, there is no assurance that a commodity hedging program designed to reduce the risk associated with fluctuations in metal prices will be successful. Hedging may not protect adequately against declines in the price of the hedged metal. Although hedging may protect Taseko from a decline in the price of the metal being hedged, it may also prevent Taseko from benefiting fully from price increases.

     The Company’s ongoing copper hedging program could expose it to certain inherent risks including: (a) credit risk – the risk that the creditworthiness of a counterparty may adversely affect its ability to perform its payment and other obligations under its agreement with Taseko or adversely affect the financial and other terms the counterparty is able to offer Taseko; (b) market liquidity risk – the risk that Taseko has entered into a hedging position that cannot be closed out quickly, by either liquidating such hedging instrument or by establishing an offsetting position; (c) unrealized mark-to-market risk – the risk that, in respect of certain hedging products, an adverse change in market prices for commodities, currencies or interest rates will result in Taseko incurring an unrealized mark-to-market loss in respect of such hedging products.

General Mining Risks

     Mining is an inherently risky business with large capital expenditures and cyclical metals markets. Factors beyond the control of Taseko will affect the marketability of any minerals discovered and mined. The mining industry in general is intensely competitive and there is no assurance that, even if commercial quantities of ore are discovered at the Prosperity Project and the Harmony Project, a profitable market will exist for the sale of minerals produced by Taseko. Factors beyond the control of Taseko may affect the marketability of any substances discovered. Metal prices, in particular copper, molybdenum and gold prices, have fluctuated widely in recent years. Prices are determined in international markets over which the Company has no influence.

     The operations of Taseko may require licenses and permits from various governmental authorities. There can be no assurances that Taseko will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and operations at its projects.

     Although the Company maintains high environmental standards for all of its projects, there are almost always public concerns about new mining projects and any significant public opposition to the Prosperity Project will increase the likelihood that its development is delayed or prevented.

     Taseko also competes with many companies possessing far greater financial resources and technical facilities for the acquisition of mineral concessions, claims, leases and other mineral interests, as well as for the recruitment and retention of qualified employees.

     Typical mining risks are also that estimated reserves are not of the size or grade estimated and adverse geological or ground conditions, adverse weather conditions, potential labour problems, and availability. Cost of equipment procurement and repairs also can impact operations.

Certain Mineralized Material Qualifying as a Reserve in Canada is Not Considered a Reserve in the U.S.

     Certain mineralized material at our Prosperity Project qualifies under Canadian mining disclosure standards as a proven and probable reserve. However, it is not considered to be a reserve under SEC standards. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards.

Taseko’s Share Price is Volatile

     In recent years, the market price of Taseko has experienced a high level of price volatility. Taseko’s shares have ranged between $0.36 and $20.00 in the last 18 years and between approximately $0.69 and $6.28 in the last three years.

     The wide fluctuation in market prices of its securities may not necessarily be related to the operating performance, underlying asset values or prospects of the Company. Other factors impacting share prices may include the strength of the economy, market perceptions of the attractiveness of particular industries, and the breadth of the public market for the stock. The price of the securities of the Company is also likely to be significantly affected by short-term changes in commodity prices, other precious metal prices or other mineral prices, currency exchange rate fluctuations and the political environment. The effect of these and other factors on the market price of the common shares on the TSX and the NYSE Amex suggests that Taseko’s shares will continue to be volatile.

Environmental Considerations

     The estimation of the existing reclamation liability related to the Gibraltar Mine is not free from uncertainty. Mining always entails risks of spills, pollution, reclamation, and other liabilities and obligations, which like other mining companies, may adversely affect Taseko. If these challenges are not properly assessed or if rules become more onerous, Taseko could be materially adversely affected.

Significant Potential Equity Dilution

     Taseko had 11,858,301 share purchase options in-the-money at September 15, 2010. In addition, there are also shares potentially issuable in 2011 on the conversion of Gibraltar’s class of Preferred Shares issued for the Harmony project. All of the foregoing may likely act as an upside constraint on the trading price of Taseko’s shares.

Taseko may fail to maintain the adequacy of internal control over financial reporting in breach of the Sarbanes-Oxley Act and National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

     The Company documented and tested during its most recent fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”). National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). SOX requires an annual assessment by management and an independent assessment by the Company’s independent auditors of the effectiveness of the Company’s internal control over financial reporting. Similarly, NI 52-109 requires annual evaluations by management of the effectiveness of the Company’s internal control over financial reporting and it also requires issuers to disclose, on an annual and quarterly basis, changes in the Company’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of SOX or NI 52-109. The Company’s failure to satisfy the requirements of Section 404 of SOX or NI 52-109 on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company’s business and negatively impact the trading price of its Common Shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company’s operating results or cause it to fail to meet its reporting obligations.

     There can be no assurance that the Company will be able to remediate material weaknesses, if any, identified in future periods, or maintain all of the controls necessary for continued compliance, and there can be no assurance that the Company will be able to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies. Future acquisitions of companies, if any, may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

     No evaluation can provide complete assurance that the Company’s internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of the Company’s controls and procedures could also be limited by simple errors or faulty judgments. In addition, as the Company continues to expand, the challenges involved in implementing appropriate internal controls over financial reporting will increase and will require that the Company continue to improve its internal controls over financial reporting. Although the Company intends to devote substantial time and incur costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404 of SOX and NI 52-109.

     If any of the foregoing events, or other risk factor events as described herein occur, our business, financial condition or results of operations could likely suffer. In that event, the market price of our securities could decline and investors could lose all or part of their investment.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     The applicable prospectus supplement will describe certain Canadian federal income tax consequences to an investor acquiring any Securities offered thereunder.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The applicable prospectus supplement will describe certain United Sates federal income tax consequences to an investor acquiring any Securities offered thereunder.

LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon by Lang Michener LLP, on behalf of the Company. As at the date hereof, the partners and associates of Lang Michener LLP, as a group, beneficially own, directly or indirectly, less than one percent of the outstanding Common Shares of the Company.

AUDITORS, TRANSFER AGENT AND REGISTRAR

     The auditors of the Company are KPMG LLP, Chartered Accountants, Vancouver, British Columbia. The transfer agent and registrar for the common shares of the Company is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia and Toronto, Ontario.

PURCHASERS’ STATUTORY RIGHTS

     Securities legislation in the Provinces of British Columbia, Alberta, Manitoba, Ontario, Saskatchewan, Newfoundland and Labrador, New Brunswick, Nova Scotia and Prince Edward Island provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. The legislation further provides a purchaser with remedies for rescission or damages where the prospectus or any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. Purchasers should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

A- 1

AUDITORS’ CONSENT

The Board of Directors of Taseko Mines Limited

We have read the preliminary short form base shelf prospectus (the “Prospectus”) of Taseko Mines Limited (the “Company”) dated September <>, 2010 relating to the offering for sale of up to $300,000,000 of common shares, warrants, subscription receipts, debt securities, or any combination of such securities, of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Prospectus of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the year ended December 31, 2009, the fifteen months ended December 31, 2008 and the year ended September 30, 2007. Our report is dated March 16, 2010.

We also consent to the incorporation by reference in the above-mentioned Prospectus of our report to the Board of Directors of the Company on the “Reconciliation with United States Generally Accepted Accounting Principles”. Our report is dated September 17, 2010.

Chartered Accountants

Vancouver, Canada
September <>, 2010

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

The Registrant is subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (“eligible proceeding”) to which the eligible party is or may be liable. Section 160 of the Act also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party’s expenses, despite Sections 160 to 163 of the Act.

The articles of a company may affect its power or obligation to give an indemnity or pay expenses. As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Under the articles of the Registrant, subject to the provisions of the Act, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s articles. The failure of a director or officer of the Registrant to comply with the Act or the articles of the Registrant does not invalidate any indemnity to which such person is entitled under the Registrant’s articles.

Under the articles of the Registrant, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

EXHIBITS

The Exhibits to this Registration Statement are listed in the Exhibit Index which appears at page III-5.

III- 1

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

(b)

Any change to the name or address of the Registrant’s agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III- 2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johannesburg, Canada, on this 17th day of September, 2010.

TASEKO MINES LIMITED
By:	/s/ Russell E. Hallbauer
Name:	Russell E. Hallbauer
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Russell E. Hallbauer and Peter Mitchell, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on this 17th day of September, 2010.

Signature	Title

/s/ Russell E. Hallbauer
Russell E. Hallbauer	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Peter C. Mitchell
Peter C. Mitchell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Ronald W. Thiessen
Ronald W. Thiessen	Director and Chairman

III- 3

/s/ T. Barry Coughlan
T. Barry Coughlan	Director

/s/ Scott D. Cousens
Scott D. Cousens	Director

/s/ Robert A. Dickinson
Robert A. Dickinson	Director

III- 4

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 17th day of September, 2010.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

III- 5

EXHIBIT INDEX

Exhibit	Description
No.

4.1	Annual Information Form of the Company for the year ended December 31, 2009, dated as of March 31, 2010 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 filed on April 1, 2010)
4.2	Audited consolidated financial statements of the Company and the notes thereto for the financial year ended December 31, 2009, the fifteen month period ended December 31, 2008 and the year ended September 30, 2007, together with the report of the auditors thereon (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 filed on April 1, 2010)
4.3	Management's discussion and analysis of the financial condition and results of operations of the Company for the fiscal year ended December 31, 2009 (incorporated by reference to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2009 filed on April 1, 2010)
4.4	Management information circular dated May 13, 2010 in connection with the Company’s annual meeting of shareholders of the Company held on June 16, 2010 (incorporated by reference to the Company’s Form 6-K furnished to the Commission on May 20, 2010)
4.5	Unaudited interim consolidated financial statements for the three and six months ended June 30, 2010 and 2009 and the notes thereto (incorporated by reference from the Company’s Form 6-K furnished to the Commission on August 16, 2010)
4.6	Management’s discussion and analysis of financial condition and results of operations for the three and six months ended June 30, 2010 (incorporated by reference from the Company’s Form 6-K furnished to the Commission on August 16, 2010)
4.7	Audited Supplementary Information – “Reconciliation with United States Generally Accepted Accounting Principles” for the year ended December 31, 2009, the fifteen months ended December 31, 2008, and the year ended September 30, 2007, prepared in accordance with Item 18 of Form 20-F, together with the Auditor's Report thereon (incorporated by reference from the Company’s Form 6-K furnished to the Commission on September 17, 2010)
4.8	Unaudited Supplementary Information – “Reconciliation with United States Generally Accepted Accounting Principles” as at June 30, 2010, and for the three and six months ended June 30, 2010,” prepared in accordance with Item 18 of Form 20-F (incorporated by reference from the Company’s Form 6-K furnished to the Commission on September 17, 2010)
5.1	Consent of KPMG LLP (1)
5.2	Consent of Lang Michener LLP (1)
5.3	Consent of Scott Jones, P. Eng. (1)
5.4	Consent of Gary Giroux, P. Eng (1)
5.5	Consent of Lawrence A. Melis, P. Eng (1)
6.1	Powers of Attorney (included on signature pages hereto)
7.1	Trust Indenture (2)

III- 6

(1)	Filed as an exhibit to this registration statement on Form F-10.

(2)	To be filed by amendment.